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                                                                    EXHIBIT 99.1


                               [EOTTENERGY LOGO]

                      P.O. BOX 4666, HOUSTON, TX 77210-4666

                                                FOR FURTHER INFORMATION CONTACT:
                                                               Mary Ellen Coombe
                                                                    713-993-5152

               EOTT ENERGY TO SELL WEST COAST NGL ASSETS TO INERGY

HOUSTON, June 26, 2003 --EOTT Energy LLC (EOTTV: OTC) announced today that EOTT Energy Operating Limited Partnership has signed a definitive purchase and sale agreement to sell its West Coast Natural Gas Liquids ("NGL") processing, transportation and marketing assets to Inergy Propane, LLC for $10.1 million, subject to certain post-closing adjustments. These assets include EOTT's North Coles Levee natural gas and NGL processing plant in Tupman, California, its NGL trucking operation based in Taft, California and the commercial activities associated with these two facilities. The closing date is anticipated to be July 31, 2003, subject to closing conditions, certain third party approvals and any appropriate regulatory filings.


" With this sale, our exit strategy from our California businesses has been completed. We can now focus our full attention on our core crude oil marketing and transportation business as well as our other liquids and petrochemical activities," said Tom Matthews, EOTT Energy's Chief Executive Officer. "Inergy is a strong company focused on the propane and NGL markets. We are confident that Inergy will continue to provide high quality services to liquids customers in the region."

OTHER INFORMATION

Inergy, L.P., headquartered in Kansas City, Missouri, is among the fastest growing Master Limited Partnerships in the country. The company's operations include the retail marketing, sale and distribution of propane to residential, commercial, industrial and agricultural customers. The company also operates a growing supply logistics, transportation and wholesale marketing business that serves independent dealers and multi-state marketers in the United States and Canada.

EOTT Energy LLC is a major independent marketer and transporter of crude oil in North America. EOTT Energy also processes, stores, and transports MTBE, natural gas and other natural gas liquids products. EOTT Energy transports most of the lease crude oil it purchases via pipeline that includes 8,000 miles of intrastate and interstate pipeline and gathering systems and a fleet of more than 230 owned or leased trucks. For current information for EOTT Energy, please visit www.eott.com.

FORWARD-LOOKING STATEMENTS AND ASSOCIATED RISKS

All statements, other than statements of historical fact, included in this press release are forward-looking statements, including, but not limited to, statements identified by the words "anticipate"and "believe," and similar expressions and statements regarding our business strategy, plans and objectives for future operations. These statements reflect our current views



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with respect to future events, based on what we believe are reasonable assumptions. Certain factors could cause actual results to differ materially from results anticipated in the forward-looking statements. These factors include, but are not limited to: the satisfaction of closing conditions, obtaining of any necessary third party approvals and filing and approval, if applicable, of any necessary regulatory filings, as required to complete the pending sale transaction, and certain factors beyond our control, including the provision of services by the purchaser of our assets.


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